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                                                                       EXHIBIT 8


                                 August 25, 2000



Texas Instruments Incorporated
7839 Churchill Way, M/S 3995
Dallas, Texas 75251

         Re:  4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007

Ladies and Gentlemen:

                  We have acted as counsel to Texas Instruments Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company and Burr-Brown Corporation, a Delaware corporation ("Burr-Brown") with the Securities and Exchange Commission of the Company's and Burr-Brown's Registration Statement on Form S-3 on August 25, 2000 (together with the exhibits thereto, the "Registration Statement"), relating to the registration of the 4-1/4% Convertible Subordinated Notes due 2007 of Burr-Brown (collectively, the "Securities") and the shares of Company common stock, par value $1.00 per share, issuable upon conversion of the Securities.

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus which is a part thereof (the "Prospectus") and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

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Texas Instruments Incorporated
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                  Based on the foregoing, subject to the next succeeding
paragraph, and assuming full compliance with all the terms of the Documents, it is our opinion that the discussion included in the Prospectus under the caption "United States Federal Income Tax Considerations," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, is accurate in all material respects.

                  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts, or any change or inaccuracy in the statements, facts or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matters other than those specifically covered by the foregoing opinion.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,

                                           /s/ WEIL, GOTSHAL & MANGES LLP






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